Exhibit No. 99.1

For Immediate Release

Media Contact:	Investor Contacts:
Sue Busch, Director of Corporate PR (612) 291-6114 or susan.busch@bestbuy.com	Jennifer Driscoll, Vice President of Investor Relations (612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager (612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Third-Quarter Earnings
Increase 42% to $122 Million

Operating income rate rises to 3.3% of revenue;
Company completes $60 million of stock repurchases in third quarter

Third-Quarter Performance Summary - Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Nov. 29, 2003	Nov. 30, 2002
Revenue	$6,034	$5,131
Comparable store sales % gain(1)	8.6%	0.7%
Gross profit as % of revenue	24.8%	24.4%
SG&A as % of revenue	21.5%	21.6%
Operating income as % of revenue	3.3%	2.8%
Diluted EPS – continuing operations	$0.37	$0.27
Diluted EPS	$0.37	$0.18

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, Dec. 17, 2003 — Best Buy Co., Inc. (NYSE: BBY) today reported earnings from continuing operations of $122 million, or 37 cents per diluted share, for the quarter ended Nov. 29, 2003, an increase of 42 percent compared with $86 million, or 27 cents per diluted share, for the quarter ended Nov. 30, 2002.

“Our achievement of a 42-percent earnings gain and an 18-percent revenue increase reflects the excellence and commitment of our employees,” said Brad Anderson, vice chairman and CEO. “Our customer satisfaction scores, brand awareness and market share improved across the board for the quarter as well.”

Revenue and Gross Profit Rate Gains Drive Earnings Growth

As reported previously, revenue from continuing operations for the third quarter of fiscal 2004 increased 18 percent to $6.0 billion, driven by a comparable store sales gain of 8.6 percent and the addition of 72 new stores in the past 12 months.

The gross profit rate for continuing operations rose to 24.8 percent of revenue for the third quarter, an increase of 0.4 percent of revenue compared with the third quarter of fiscal 2003. The improvement in the gross profit rate was driven by stronger sell-throughs and lower promotional costs than experienced in the third quarter of fiscal 2003. Another factor was the introduction last summer of new tools to focus store employees more effectively on gross profit drivers. The gross profit rate was reduced by approximately 0.3 percent of revenue by the impact of the Company’s customer loyalty program, Reward Zone, which increased customer traffic in the quarter and is expected to increase customer loyalty over the long term.

The SG&A rate for continuing operations was 21.5 percent of revenue for the third quarter, compared with 21.6 percent of revenue for the third quarter of fiscal 2003. The improvement in the SG&A rate was driven by leverage associated with the comparable store sales gain and expense reductions in the core business. The rate also benefited from a pretax gain of approximately $5 million on the liquidation of stock acquired in connection with a vendor co-marketing agreement. Those positive factors were partially offset by customer centricity investments; increased incentive compensation; and a $13 million (0.2 percent of revenue) pretax write-off of corporate technology assets, as previously announced.

Operating income from continuing operations rose to 3.3 percent of revenue for the third quarter of fiscal 2004, compared with 2.8 percent of revenue for the third quarter of fiscal 2003. Net interest expense was $4 million, versus no net interest expense for the same quarter last year. The Company’s effective tax rate for the third quarter of fiscal 2004 was 38.3 percent, slightly lower than the effective rate for the third quarter of fiscal 2003, primarily due to a lower effective state income-tax rate.

Year-To-Date Performance Summary – Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Nov. 29, 2003	Nov. 30, 2002
Revenue	$16,098	$13,957
Comparable store sales % gain(1)	5.8%	3.1%
Gross profit as % of revenue	25.2%	25.0%
SG&A as % of revenue	21.8%	22.1%
Operating income as % of revenue	3.4%	2.9%
Diluted EPS – continuing operations	$1.01	$0.75
Diluted earnings (loss) per share	$0.72	$(0.65)

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

For the first nine months of fiscal 2004, the Company reported earnings from continuing operations of $331 million, or $1.01 per diluted share, a 36-percent increase compared with $244 million, or 75 cents per diluted share, for the first nine months of fiscal 2003. Revenue increased 15 percent to $16.1 billion for the nine months ended Nov. 29, 2003, including a comparable store sales gain of 5.8 percent. The operating income rate improved to 3.4 percent of revenue for the first nine months of fiscal 2004, compared to a rate of 2.9 percent for the first nine months of fiscal 2003. The increase was primarily the result of expense leverage and an improvement in the gross profit rate.

Guidance for the Fourth Quarter Includes 6-8% Comparable Store Sales Gain

“Primarily as a result of inclement weather in the northeast, quarter-to-date revenue trends are modestly below our expectations,” said Darren Jackson, executive vice president and CFO. “However, we still expect a comparable store sales gain of 6 to 8 percent for the fourth quarter, including the benefit of an extra day of holiday shopping. That would bring us to fourth-quarter revenue of approximately $8.3 billion. We believe that we will continue to increase our market share in the fourth quarter, particularly in key products such as digital televisions, digital imaging and computing.”

He added, “For the third quarter, the improvement in our year-over-year gross profit rate exceeded our expectations. We expect a modest gross profit rate increase again in the fourth quarter, based on year-over-year rate improvements in several product categories.

“The reduction in the third-quarter SG&A rate compared with the third quarter of fiscal 2003 was better than we anticipated, in light of the corporate technology impairment costs. The fourth-quarter SG&A rate is expected to be consistent with that of the fourth quarter of fiscal 2003, primarily due to increased customer centricity investments and incentive compensation.”

Based on current projections for the business, the Company provided its initial guidance on earnings from continuing operations for the fourth quarter of fiscal 2004 of $1.34 to $1.39 per diluted share, an 18-percent increase compared with $1.16 per diluted share for the prior year’s fourth quarter. The average analyst estimate currently is $1.41 per diluted share for the fourth quarter of fiscal 2004.

The Company also reiterated its guidance for earnings from continuing operations for fiscal 2004 of $2.35 to $2.40 per diluted share, a 24-percent increase compared with $1.91 per diluted share in fiscal 2003. The average analyst estimate is $2.41 per diluted share.

Domestic and International Results Improve

Domestic Third-Quarter Performance Summary(1)

(U.S. dollars in millions)

	Nov. 29, 2003	Nov. 30, 2002
Revenue	$5,430	$4,707
Comparable store sales % gain(2)	9.0%	0.7%
Gross profit as % of revenue	24.9%	24.4%
SG&A as % of revenue	21.2%	21.2%
Operating income	$202	$146
Operating income as % of revenue	3.7%	3.1%

(1) The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

(2) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

As previously reported, revenue from the Company’s domestic segment grew 15 percent for the third quarter to $5.4 billion, due to a comparable store sales gain of 9.0 percent as well as the opening of 54 new U.S. Best Buy stores and three new Magnolia Audio Video stores in the past 12 months.

The gross profit rate for the domestic segment increased by 0.5 percent of revenue during the fiscal third quarter compared with the fiscal third quarter of the prior year. The improvement reflected more effective management of assortments, promotions and product lifecycles. The improved gross profit rate was partially offset by the impact of Reward Zone. The SG&A rate for the domestic segment was unchanged at 21.2 percent of revenue. The rate benefited from expense leverage associated with a 9.0 percent comparable store sales gain, as well as the gain on the liquidation of stock acquired in connection with a vendor co-marketing agreement. These positives were offset by investments in customer centricity test stores and increased incentive compensation, as well as a write-off of corporate technology assets. The domestic segment’s operating income rate increased by 0.6 percent of revenue for the quarter, to 3.7 percent of revenue.

International Third-Quarter Performance Summary(1)

(U.S. dollars in millions)

	Nov. 29, 2003	Nov. 30, 2002
Revenue	$604	$424
Comparable store sales % gain(2)	4.0%	3.8%
Gross profit as % of revenue	24.3%	24.4%
SG&A as % of revenue	24.3%	25.7%
Operating loss	$0	$(6)
Operating loss as % of revenue	0%	(1.3)%

(1) The international segment is comprised of Future Shop and Best Buy operations in Canada.

(2)  Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

The comparable store sales gain for the international segment for the third quarter was 4.0 percent, as previously reported. Total revenue in the international segment rose 42 percent to $604 million, due to the comparable store sales gain and the addition of four Future Shop stores and 11 Canadian Best Buy stores in the past 12 months. The revenue comparison also benefited from the stronger Canadian dollar; without the impact of the stronger Canadian dollar, revenue would have increased approximately 21 percent for the third quarter.

The gross profit rate for the international segment declined by 0.1 percent of revenue for the third quarter, primarily due to increased promotional activity. The SG&A expense rate declined by 1.4 percent of revenue as a result of initiatives to improve corporate efficiency and the leverage associated with a larger base of stores. The international segment broke even for the fiscal third quarter, an operating profit rate improvement of 1.3 percent of revenue compared with the prior year’s period.

Company Repurchases $60 million In Stock

During the fiscal third quarter, the Company repurchased approximately 1,028,000 shares of its common stock at an average price of $58.39 per share. On Oct. 21, 2003, the Company announced its intention to buy back shares under its existing share repurchase program.

The Company’s cash position increased to $1.8 billion at the end of the fiscal quarter. Since the end of the fiscal third quarter, the Company has distributed its first cash dividend to its common shareholders, which reduced cash by approximately $100 million. At the end of the quarter, inventories totaled $4.4 billion, compared to $3.4 billion at the end of the third quarter of fiscal 2003, resulting from the Company’s increase in inventory in anticipation of strong sales for both the holiday season and the post-holiday season, when consumers redeem their gift cards and Reward Zone certificates.

The Company plans to conduct a conference call for analysts, institutional investors and news media at 10 a.m. eastern time today. Individuals may access the live call via the Internet on the Company’s Web site at www.BestBuy.com by clicking on the “For Our Investors” link. Following the live event, the call will be posted on the Audio Archive page of Best Buy’s Web site and may be accessed at any time. Best Buy’s quarterly financial results and news releases can be found on the Internet at the Company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

The Company is expected to announce its December revenue on Jan. 8, 2004, its fourth-quarter revenue on March 4, 2004, and its fourth-quarter earnings on March 31, 2004.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (MagnoliaAV.com). The Company’s subsidiaries reach consumers through approximately 750 retail stores in the United States and Canada.

-   Consolidated Statements Follow –

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Nov. 29, 2003	Nov. 30, 2002	Nov. 29, 2003	Nov. 30, 2002
Revenue	$6,034	$5,131	$16,098	$13,957
Cost of goods sold	4,536	3,881	12,043	10,474
Gross profit	1,498	1,250	4,055	3,483
Gross profit %	24.8%	24.4%	25.2%	25.0%
Selling, general and administrative expenses	1,296	1,110	3,510	3,085
SG&A %	21.5%	21.6%	21.8%	22.1%
Operating income	202	140	545	398
Net interest expense	4	—	9	1
Earnings from continuing operations before income tax expense	198	140	536	397
Income tax expense	76	54	205	153
Effective tax rate	38.3%	38.7%	38.3%	38.7%
Earnings from continuing operations	122	86	331	244
Loss from discontinued operations, net of tax	—	(27)	(29)	(374)
Loss on disposal of discontinued operations, net of tax	—	—	(66)	—
Cumulative effect of change in accounting principle for goodwill, net of $24 tax	—	—	—	(40)
Cumulative effect of change in accounting principle for vendor allowances, net of $26 tax	—	—	—	(42)
Net earnings (loss)	$122	$59	$236	$(212)

Basic earnings (loss) per share:
Continuing operations	$0.38	$0.27	$1.02	$0.76
Discontinued operations	—	(0.08)	(0.09)	(1.17)
Loss on disposal of discontinued operations	—	—	(0.20)	—
Cumulative effect of accounting changes	—	—	—	(0.25)
Basic earnings (loss) per share	$0.38	$0.18	$0.73	$(0.66)

Diluted earnings (loss) per share:
Continuing operations	$0.37	$0.27	$1.01	$0.75
Discontinued operations	—	(0.08)	(0.09)	(1.15)
Loss on disposal of discontinued operations	—	—	(0.20)	—
Cumulative effect of accounting changes	—	—	—	(0.25)
Diluted earnings (loss) per share	$0.37	$0.18	$0.72	$(0.65)

Dividends declared per common share	$0.30	$—	$0.30	$—

Basic weighted average common shares outstanding (in millions)	324.2	321.5	323.0	320.9

Diluted weighted average common shares outstanding (in millions)	330.5	324.1	327.8	324.9

Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor.

–Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Nov. 29, 2003	Nov. 30, 2002
ASSETS
Current assets
Cash & cash equivalents	$1,827	$1,149
Receivables	678	575
Recoverable costs from developed properties	4	35
Merchandise inventories	4,428	3,423
Other current assets	207	131
Current assets of discontinued operations	—	605
Total current assets	7,144	5,918
Net property & equipment	2,261	2,025
Goodwill, net	489	407
Intangible assets	38	32
Other assets	151	96
Noncurrent assets of discontinued operations	—	260
TOTAL ASSETS	$10,083	$8,738

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,501	$3,674
Accrued liabilities	1,342	1,023
Dividends payable	97	—
Current portion of long-term debt	14	2
Current liabilities of discontinued operations	—	533
Total current liabilities	5,954	5,232
Long-term liabilities	276	276
Long-term debt	836	822
Noncurrent liabilities of discontinued operations	—	19
Shareholders’ equity	3,017	2,389
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$10,083	$8,738

Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. Certain other prior-year amounts have been reclassified to conform to the current year’s presentation.

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